UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 5, 2019

Avenue Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38114 (Commission File Number)	47-4113275 (IRS Employer Identification No.)

2 Gansevoort Street, 9th Floor

New York, New York 10014

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 10, 2019, Avenue Therapeutics, Inc. (the “Company”) notified The Nasdaq Capital Market (“Nasdaq”) that Jeffrey Paley, M.D., as disclosed further in Item 5.02 below, had resigned as a member of the board of directors of the Company (the “Board”) and the Company’s Audit Committee.  Dr. Paley resigned in connection with the first stage closing of the Stock Purchase and Merger Agreement (the “SPMA”) between the Company, InvaGen Pharmaceuticals Inc. (the “Buyer”) and Madison Pharmaceuticals, Inc., a wholly-owned subsidiary of the Buyer. After giving effect to Dr. Paley’s resignation, the Company’s Audit Committee no longer has three members as required by Nasdaq Listing Rule 5605(c)(2)(A).

On April 11, 2019, the Company received a letter from Nasdaq noting that the Company no longer complied with the requirement of Listing Rule 5605. The letter also acknowledged that the Listing Rules provide a cure period in order for the Company to regain compliance until the earlier of the Company’s next annual meeting of stockholders or April 5, 2020 (or, by October 2, 2019, if such meeting is held before October 2, 2019).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 5, 2019, and in connection with the first stage closing of the SPMA, Jeffrey Paley, M.D. resigned as a member of the Board in order to create a vacancy for the Buyer to appoint a Buyer Director (as defined in the SPMA) to the Board.  His resignation was not the result of any disagreement with the Company, any matter related to the Company’s operations, policies or practices, the Company’s management or the Board.  In connection with his resignation, the Board approved the acceleration and full vesting, as of April 5, 2019, of 64,663 shares of restricted common stock of the Company owned by him.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVENUE THERAPEUTICS, INC.
(Registrant)

Date: April 11, 2019
	By:	/s/ Lucy Lu, M.D.
	Name:	Lucy Lu, M.D.
	Title:	President & Chief Executive Officer